                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

         GLOBIG.COM, INC., a corporation organized under the laws of the State of Nevada, by its president and secretary does hereby certify:

         1. That the board of directors of said corporation at a meeting duly convened and held on the 24th day of July, 2000, passed a resolution declaring that the following change and amendment in the articles of incorporation is advisable. RESOLVED that article one of said articles of incorporation be amended to read as follow: "The name of the corporation is SNAPSHOT, INC."

         2. That the number of shares of the corporation outstanding and entitled to vote on a n amendment to the article of incorporation is sixteen million (16,000,000); that the said change and amendment has been consented to and authorized by the written consent of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

         IN WITNESS WHEREOF, the said GLOBIG.COM, INC. has caused this certificate to be signed by its president and its secretary and its corporate seal to be hereto affixed this 24th day of July, 2000.

                                                     GLOBIG.COM, INC.

                                               By /s/ Roger D. Finchum, Sr.
                                                      Roger D. Finchum, Sr., President

                                                  /s/ Roger D. Finchum, Sr.,
                                                      Roger D. Finchum, Sr., Secretary

(SEAL) - N/A
STATE OF TENNESSEE ) ) ss. COUNTY OF SUMNER ) On July 24, 2000 personally appeared before me, Carolyn S. Crisler, a Notary Public, Roger D. Finchum, Sr. and Robert D. Finchum, Jr., who acknowledged that they executed the above instrument. /s/ (ineligible) (Notary Public) (SEAL) My Commission expires: 5/26/2004